150

CERTIFICATE OF DESIGNATION
OF
SERIES E PREFERRED STOCK
OF
BLUE RIDGE ENERGY, INC.

FILED # C18396-94

JUN 17 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

Pursuant to Section 78.1955 of the
General Corporation Law of the State of Nevada

Blue Ridge Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Blue Ridge Energy, Inc.

SECOND: The date on which the Amended Articles of Incorporation of the Corporation were filed with the Secretary of State of Nevada is June 17, 1996.

THIRD: The Articles of Incorporation, as amended, provide for a class of stock known as preferred stock, par value $.001, consisting of 5,000,000 shares, and expressly authorizes the Board of Directors of the Corporation to designate, fix the number of shares of, and determine the rights, preferences, privileges and restrictions of any wholly unissued series of the preferred stock without the vote or consent of the holders of the Corporation's Common Stock.

FOURTH: Pursuant to the authority conferred on the Board of Directors by the Articles of Incorporation, and in accordance with Section 78.195 of the General Corporation Law of the State of Nevada, the Board of Directors at a meeting duly convened and held on May 7, 2002, adopted the following resolution creating a series of 750,000 shares of preferred stock, designated as Series E Preferred Stock (the " Series E Preferred Stock"):

"RESOLVED, that pursuant to the authority granted to the Board of Directors by the Articles of Incorporation of the Corporation, there is hereby created, and the Corporation is hereby authorized to issue, from time to time, at an offering price of $10.00 per share, up to 750,000 shares, par value $0.001 per share, of a series of preferred stock designated the "Series E Preferred Stock" which shall have the following rights, preferences, privileges and restrictions:

1. Designation. 750,000 of the shares of the Corporation's authorized and unissued preferred stock shall be designated and known as 'Series E Preferred Stock.'

2. Fixed Dividends. Fixed cash dividends on the shares of Series E Preferred Stock shall be cumulative and accrue in the amount of $.10 per share monthly (which is

equivalent to 12% per annum) beginning on the date the shares of Series E Preferred Stock are issued.

3. Participating Dividends. Each share of Series E Preferred Stock outstanding shall receive a participating cash dividend equal to its pro rata share, based on the number of all shares of Series E Preferred Stock outstanding, of 3% of the Corporation's net profits from the oil and natural gas produced from all the wells funded by the monies received by the Corporation for the Series E Preferred Stock, as a whole, and not on a well-by-well basis. The term "net profits" for this purpose shall be determined by the Corporation on a cumulative basis as each well begins production.

4. Payment of Dividends. Fixed and participating dividends on the Series E Preferred Stock shall be payable quarterly, as and when declared by the Board of Directors as permitted by law. No dividends or distributions shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until all accrued fixed and participating dividends on the Series E Preferred Stock have been paid or declared and set apart during that year. Any accrued and unpaid fixed and participating dividends up to the date the Series E Preferred Stock is either converted to shares of the Corporation's Common Stock or redeemed by the Corporation shall be within thirty (30) days of the conversion or redemption, as the case may be.

5. Series I Warrants. Each share of Series E Preferred Stock issued shall have a warrant attached which allows the holder thereof to buy one share of the Corporation's Common Stock, at a purchase price of $4.00 per share of Common Stock, anytime during the first 36 months after the holder's shares of Series E Preferred Stock have been issued to the holder by the Corporation. The warrants shall not be affected by any conversion or redemption of the Series E Preferred Stock.

6. Liquidation Preference.

(a) If the Corporation liquidates, dissolves or winds up its business, either voluntarily or involuntarily, before the Series E Preferred Stock has been converted to Common Stock of the Corporation or redeemed by the Corporation, then the holders of the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $10.00 per share of Series E Preferred Stock plus all accrued but unpaid fixed and participating dividends on such shares for each share of Series E Preferred Stock then held by them. If on the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock are insufficient to pay the holders of the Series E Preferred Stock the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series E Preferred Stock in proportion to the shares of Series E Preferred Stock then held by them.

(b) After payment to the holders of the Series E Preferred Stock of the amounts set forth in Section 6(a), the entire remaining assets and funds of the Corporation

legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

(c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 6.

(d) If the Corporation proposes to take any action regarding the liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the value of the assets to be distributed to the holders of shares of the Series E Preferred Stock shall be determined by the consent or vote of the Board of Directors and such determination shall be binding on the holders of the Series E Preferred Stock.

7. Voting Rights. Except as otherwise required by law, the holder of each share of the Series E Preferred Stock shall not be entitled to any voting rights and powers other than to be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation.

8. Conversion.

(a) Subject to the automatic conversion of the Series E Preferred Stock as discussed below, the holders of the Series E Preferred Stock may elect to convert their Series E Preferred Stock, on an all-or-none basis, to shares of the Corporation's Common Stock beginning 30 days after the holder's shares of Series E Preferred Stock have been issued to the holder thereof.

(b) All of the outstanding shares of the Series E Preferred Stock shall be converted automatically by the Corporation to shares of its Common Stock on the first to occur of the following:

(i) the end of five years after the issuance of the Series E Preferred Stock; or

(ii) at such time as the Corporation's registered Common Stock has traded at $12.50 per share average for a 30 day period, but in any event no earlier than three years after the issuance of the holder's shares of Series E Preferred Stock.

(c) Conversion Rate. The conversion shall be based on a purchase price of $10.00 for each share of Series E Preferred Stock and at a conversion rate of $2.00 per share on the Corporation's Common Stock. Conversion of the Series E Preferred Stock to shares of Common Stock shall terminate all rights to all future fixed and participating dividends on the Series E Preferred Stock as of the conversion date. All of the Corporation's Common Stock issued on conversion of the Series E Preferred Shares shall be fully paid and nonassessable when issued.

(d) Conversion Adjustment. If at any time before the Series E Preferred Stock is converted to shares of the Corporation's Common Stock, the Corporation:

(i) subdivides its outstanding Common Stock into a greater number of shares;

(ii) combines its outstanding Common Stock into a smaller number of shares;

(iii) changes its outstanding Common Stock into the same or a given number of shares of any other class or classes of securities;

(iv) declares on or in respect of the Common Stock a dividend payable in shares or other securities of the Corporation; or

(v) offers to the holders of its Common Stock any rights to subscribe for shares or for other securities of the Corporation;

then the Common Stock issued to the holders of the Series E Preferred Stock on conversion of the Series E Preferred Stock shall be determined by the Corporation on the same terms and conditions that would have been applied if the holders of the Series E Preferred Stock had been holders of the number of shares of Common Stock into which their Series E Preferred Stock were convertible on the record date for any of the transactions set forth above.

(e) Notices of Record Date. If the Corporation takes a record of the holders of any class of securities to determine the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series E Preferred Stock at least 20 days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

(f) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series E Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(g) Reservation of Common Stock Issuable On Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be

sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

(h) Fractional Shares. No fractional share shall be issued on the conversion of any share or shares of the Series E Preferred Stock. All shares of Common Stock (including fractions thereof) issuable on conversion of more than one share of Series E Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

(i) Notices. Any notice required by the provisions of this Section 8 to be given to the holders of shares of Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

9. Redemption.

(a) On or at any time beginning 23 months after shares of the Series E Preferred Stock are issued until 58 months after the shares of the Series E Preferred Stock are issued, this Corporation may, at any time it may lawfully do so, at the option of the Board of Directors, redeem all or any portion of such shares of Series E Preferred Stock then outstanding by paying in cash therefor an amount equal to $12.50 per share of the holder's Series E Preferred Stock, plus all accrued and unpaid fixed and participating dividends thereon, if any, through the date fixed for redemption (the "Redemption Price").

(b) (i) At least 30 but no more than 60 days before the date fixed for any redemption pursuant to this Section 9 (the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of shares to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of this Corporation is located, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Price, and the place at which payment may be obtained and calling on such holder to surrender to this Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in

paragraph 9(b)(ii), on or after the Redemption Date, each holder of such shares to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(ii) From and after the Redemption Date, unless there has been a default in payment of the Redemption Price for the shares of Series E Preferred Stock to be redeemed pursuant to this Section 9, all rights of the holders of such shares as holders of shares of Series E Preferred Stock (except the right to receive the Redemption Price without interest on surrender of their certificate or certificates) shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of its stock on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares ratably among the holders of such shares to be redeemed. The shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At anytime thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Corporation's stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(iii) Three days before the Redemption Date, the Corporation shall deposit the aggregate Redemption Price of all outstanding shares of Series E Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to publish the Redemption Notice (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the shares to be redeemed to the holders thereof on surrender of their certificates. The balance of any money deposited by the Corporation pursuant to this paragraph 9(b)(iii) remaining unclaimed at the expiration of six months following the Redemption Date shall thereafter be returned to the Corporation on its request expressed in a resolution of its Board of Directors, provided that the stockholder to which such money would be payable hereunder shall be entitled, on proof of its ownership of the shares designated for redemption and payment of any bond requested by the Corporation, to receive such money but without interest from the Redemption Date.

10. Merger. At any time while any shares of the Series E Preferred Stock are outstanding, if the Corporation consolidates with or merges into any other corporation or corporations, or sells all or substantially all of its property and business as a whole, the

Corporation will ensure that as part of the terms of the consolidation, merger, or sale that the holders of any outstanding shares of Series E Preferred Stock will receive in lieu of the shares of the Corporation's Common Stock that otherwise would have been issuable to them on conversion of their Series E Preferred Stock, and at the same conversion rate provided above, or the exercise of their warrants to purchase shares of Common Stock, the same kind and amount of securities or assets as would be issuable, distributable, or payable on the consolidation, merger, or sale with respect to the Corporation's Common Stock.

11. No Reissuance of Series E Preferred Stock. No share or shares of Series E Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued. All of these re-acquired shares shall be returned to the status of undesignated shares of preferred stock of the Corporation."

FIFTH: This Certificate of Designation was duly adopted in accordance with the provisions of the Corporation's Articles of Incorporation, as amended, and Section 78.1955 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, Blue Ridge Energy, Inc. has caused this Certificate of Designation to be signed by its Chairman of the Board of Directors and attested to by its Secretary this 10 day of June, 2002.

BLUE RIDGE ENERGY, INC.

By: ______________________
Robert D. Burr
Chairman of the Board of Directors

Attested

____
Gregory B. Shea
Secretary

ACKNOWLEDGMENT

STATE OF KENTUCKY)
)
COUNTY OF WARREN)

On this the 10th day of June, 2002, before me, the undersigned Notary Public, personally appeared **Robert D. Burr**, known to me to be the **Chairman of the Board of Directors of Blue Ridge Energy, Inc.**, a Nevada corporation, the corporation which executed the attached instrument, and who executed same on behalf of said corporation, freely and voluntarily and for the uses and purposes therein mentioned.

[SEAL]

Kathy R. Bell
Notary Public

My Commission Expires: 9/28/02

ACKNOWLEDGMENT

COMMONWEALTH OF KENTUCKY)
)
COUNTY OF WARREN)

On this the 10th day of June, 2002, before me, the undersigned Notary Public, personally appeared **Gregory B. Shea,** known to me to be the **Secretary of Blue Ridge Energy, Inc.**, a Nevada corporation, the corporation which executed the attached instrument, and who executed same on behalf of said corporation, freely and voluntarily and for the uses and purposes therein mentioned.

[SEAL]

Kathy R. Bell
Notary Public

My Commission Expires: 9/28/02